FOR IMMEDIATE RELEASE

Contacts: Jerry W. Nix, Vice Chairman and CFO — (770) 612-2048

Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
MARKS THE 56th CONSECUTIVE YEAR OF INCREASED DIVIDENDS
WITH A 10% INCREASE AND ANNOUNCES OFFICER CHANGES

Atlanta, Georgia, February 21, 2012 –Genuine Parts Company (NYSE: GPC) announced today a 10% increase in the regular quarterly cash dividend for 2012. The Board of Directors of the Company, at its February 20, 2012 board meeting, increased the cash dividend payable to an annual rate of $1.98 per share compared with the previous dividend of $1.80 per share. The quarterly cash dividend of forty-nine and one-half cents ($.495) per share is payable April 2, 2012 to shareholders of record March 9, 2012. GPC has paid a cash dividend every year since going public in 1948, and 2012 marks the 56th consecutive year of increased dividends paid to shareholders.

Genuine Parts Company also announced today that its Board of Directors elected Treg S. Brown to the position of Senior Vice President – Planning and Acquisitions. In addition, the Board approved Lee A. Maher, Executive Vice President of the U.S. Automotive Parts Group, to assume the additional title of Chief Operating Officer of the U.S. Automotive Parts Group.

Tom Gallagher, Chairman and Chief Executive Officer of Genuine Parts Company, stated, “Both Treg and Lee have made significant contributions to the Company over their careers and are well deserving of these promotions. Treg has been instrumental in leading our acquisition initiatives during his 17 years with the Company and we look forward to his continued contributions in this very important strategic area for us. Lee has held a variety of important automotive positions in his 35 years with the Company and, as Executive Vice President for the last two years, has been a key member of the executive management team for the Automotive Parts Group. Lee is well qualified for his expanded role and he will continue to report directly to Paul Donahue, President of the Company.”

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings later today. Management will also conduct a conference call at 11:00 a.m. Eastern time. You are invited to join the call, which will be hosted by Chairman and CEO Tom Gallagher and Vice Chairman and CFO Jerry Nix. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-331-5106. The conference ID is 46254235. If you are unable to participate during the call, a replay of the call will be available on the Company’s website or toll-free at 855-859-2056, ID 46254235, two hours after the completion of the conference call until 12:00 a.m. Eastern time on March 6, 2012.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.